Exhibit 17.1


                                Derek C. Ferguson
                 3183 Ash St., Vancouver, B.C., V5Z 4L1, Canada
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Net-Force Systems Inc.
Suite #10-Epicurean, Woods Centre
P.O. Box W-645
St. John's,
Antigua


Attention Net-Force Systems Inc. Board of Directors,

I hereby tender my resignation of Director of Netforce Systems Inc. effective as at the date indicated below.




Regards,


Signed at Vancouver, B.C., Canada, on the 24th day of September, 2003;



/s/ Derek C. Ferguson
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Derek C. Ferguson                              Witness